Exhibit 5.1

                         ARTER & HADDEN
                  1717 Main Street, Suite 4100
                      Dallas, Texas  75201
                         (214) 761-2100


                          July 16, 1996



Billing Information Concepts Corp.
9311 San Pedro, Suite 400
San Antonio, Texas  78216


          Re:  Billing Information Concepts Corp.
               Employee Stock Purchase Plan

Ladies and Gentlemen:

          We have acted as counsel to Billing Information Concepts Corp. (the "Company") in connection with its registration statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 for the purpose of registering 1,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and the Series A Junior Participating Preferred Stock Purchase Rights carried with the Common Stock (the "Rights") issuable under the Billing Information Concepts Corp. Employee Stock Purchase Plan (the "Plan").

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have assumed the authenticity of all documents we have examined and have assumed the genuineness of all signatures thereon.

          Based on the foregoing and subject to the comments noted below, we are of the opinion that, assuming that the Company maintains an adequate number of authorized but unissued shares and or treasury shares of Common Stock available for issuance under the Plan, the Common Stock and the Rights, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby bring to your attention that our legal opinions are an expression of professional judgment and not a guarantee of a result. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments that might affect any matters or opinions set forth herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ Arter & Hadden


                              ARTER & HADDEN